EXHIBIT 99.1

                         NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO NAMES JOHN PEELER CHIEF EXECUTIVE OFFICER

WOODBURY, NY, May 17, 2007 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that John R. Peeler, age 52, will join the Company as Chief Executive Officer, succeeding Edward H. Braun, age 67, who will remain Chairman of the Board.  This announcement follows Veeco’s November 2006 announcement that it had initiated a CEO succession search.

Mr. Peeler will join Veeco from JDSU (Nasdaq: JDSU), where he served as President of the Communications Test and Measurement business, its largest and most  profitable business segment, with annualized revenues of approximately $600 million. Mr. Peeler brings to Veeco nearly thirty years of diversified global management expertise in growing multi-product equipment and instrumentation technologies.  Previously, Mr. Peeler was CEO of Acterna Inc. which was acquired by JDSU in 2005 and had revenue exceeding $1 billion at its peak.  It is expected that Mr. Peeler will join Veeco as CEO in early July and that he will be appointed to the Veeco Board within thirty days of his start date.

Mr. Braun commented, “John brings a proven track record of leadership, managing complex technology in high growth markets. His experience will be vital in leading Veeco to new levels of growth and profitability.”

Mr. Peeler said, “I see in Veeco great breadth of technology and strong growth opportunities. I want to thank Ed and the Board for their confidence in me.  I look forward to working with them to deliver value to Veeco’s shareholders, excellence to our customers and additional opportunities for growth and success for our employees.”

Irwin H. Pfister, Veeco’s Lead Director, commented, “John possesses the experience, leadership and vision to guide Veeco forward, and Ed’s perspective and industry acumen will greatly benefit Veeco as he continues in the role of Chairman. The Board will work closely with John, Ed and Veeco’s senior management team as Veeco enters a new phase of its growth.”

Mr. Peeler joined Acterna’s predecessor in 1980 and was instrumental in building an engineering organization that has been granted more than 175 technology patents.  He founded and built some of Acterna’s most successful product lines and is considered a pioneer in the communications test industry.  Mr. Peeler earned a B.S. degree in Electrical Engineering and graduated with high distinction from the University of Virginia.  He received the Virginia Governor’s Fellowship and subsequently earned a masters degree in Electrical Engineering, also from the University of Virginia.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.